                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                        AMENDMENT NO. 1 TO CURRENT REPORT

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 August 29, 1996



                             Wang Laboratories, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


         1-5677                                             04-2192707
------------------------                       ---------------------------------
(Commission File Number)                       (IRS Employer Identification No.)


600 Technology Park Drive, Billerica, Massachusetts            01821
--------------------------------------------------------------------------------
     (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code (508) 967-5000
                                                   --------------

      The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K dated August 29, 1996 to read in its entirety as follows:

Item 7.     FINANCIAL STATEMENTS AND EXHIBITS

            (a)  Financial Statements of Business Acquired
                 -----------------------------------------

                 (i) Audited Financial Statements

                 Independent Auditors' Report

                 I-NET, Inc. and Subsidiaries Consolidated Balance Sheets as of December 31, 1995 and 1994

                 I-NET, Inc. and Subsidiaries Consolidated Statements of Operations for the years ended December 31, 1995, 1994 and 1993

                 I-NET, Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995, 1994 and 1993

                 I-NET, Inc. and Subsidiaries Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993

                 I-NET, Inc. and Subsidiaries Notes to Consolidated Financial Statements

                 (ii) Unaudited Financial Statements

                 I-NET, Inc. and Subsidiaries Condensed Consolidated Balance Sheet as of June 30, 1996

                 I-NET, Inc. and Subsidiaries Condensed Consolidated Statements of Operations for the six months ended June 30, 1996 and 1995

                 I-NET, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and 1995

                 I-NET, Inc. and Subsidiaries Notes to Condensed Consolidated Financial Statements


            (b)  Pro Forma Financial Information
                 -------------------------------

                 Pro Forma Combined Condensed Balance Sheet as of June 30, 1996

                 Pro Forma Combined Condensed Statement of Operations for the year ended June 30, 1996

                 Notes to Pro Forma Combined Condensed Financial Statements

            (c) Exhibits
                --------

                Item No.            Description
                --------            -----------

                 * 2.               Stock Purchase Agreement by and among the
                                      Company  and the other stockholders of
                                      I-NET, Inc. signatories thereto, as
                                      amended.

                  23.               Accountants' Consent

                * 99.               Amended and Restated Credit Agreement among
                                      the Company, Wang Federal, Inc., Wang
                                      Canada Limited, I-NET, Inc., Dataserv
                                      Computer Maintenance, Inc., certain
                                      Lenders, Co-Agents and a Collateral Agent named therein, and Bankers Trust Company as Agent and Issuing Bank dated as of August 29, 1996.

-----------------------------

*  Previously filed

               I-NET, INC. AND SUBSIDIARIES

               CONSOLIDATED FINANCIAL STATEMENTS

               DECEMBER 31, 1995, 1994 AND 1993

               (WITH INDEPENDENT AUDITORS' REPORT THEREON)

INDEPENDENT AUDITORS' REPORT


The Board of Directors
I-NET, Inc. and subsidiaries:


We have audited the accompanying consolidated balance sheets of I-NET, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of I-NET, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                         KPMG Peat Marwick LLP



Washington, D.C.
March 29, 1996, except as to note 15 which is as of April 15, 1996, and note 16 which is as of August 29, 1996

I-NET, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands except share data)

December 31, 1995 and 1994

=============================================================================================================

ASSETS                                                                                  1995           1994
-------------------------------------------------------------------------------------------------------------

Current assets:
     Cash and equivalents:
        Restricted (notes 1 and 13)                                                   $      -          3,870
        Unrestricted                                                                     1,401          2,435
    Receivables, net (notes 2, 5 and 12)                                                94,072         87,854
    Income taxes receivable                                                              4,253            256
    Inventory, net (note 5)                                                                446          2,107
    Prepaid expenses and other                                                             775            271
    Assets held for sale                                                                   332          2,345
-------------------------------------------------------------------------------------------------------------

Total current assets                                                                   101,279         99,138

Property and equipment, net (notes 3, 5 and 13)                                         15,773          7,808
Other                                                                                      151            289
-------------------------------------------------------------------------------------------------------------

Total assets                                                                          $117,203        107,235
=============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
-------------------------------------------------------------------------------------------------------------

Current liabilities:
    Line of credit (notes 5 and 15)                                                   $ 47,300         38,400
    Accounts payable                                                                    31,759         27,240
    Accrued expenses (note 6)                                                           16,414          9,731
    Current maturities of long-term debt due to shareholder (notes 7 and 15)             7,016              -
    Current maturities of other long-term debt (note 7)                                      -            419
    Current installments of obligations under capital leases (note 13)                      72              -
    Deferred income taxes (note 9)                                                           -          3,107
    Other (note 13)                                                                          -          3,615
-------------------------------------------------------------------------------------------------------------

Total current liabilities                                                              102,561         82,512

Long-term debt due to shareholders, excluding current maturities (notes 7 and 15)        3,936              -
Obligations under capital leases, excluding current installments (note 13)                 327              -
Deferred income taxes (note 9)                                                               -            719
-------------------------------------------------------------------------------------------------------------

Total liabilities                                                                      106,824         83,231
-------------------------------------------------------------------------------------------------------------

Series A redeemable convertible preferred stock, $.001 par value, 1,000,000 shares authorized; 303,273 and 227,455 shares issued and outstanding at
    December 31, 1995 and 1994, respectively (note 11)                                  20,000         15,000

Commitments and contingencies (notes 1, 5, 7, 8, 13, 14 and 15)

Stockholders' equity (deficit) (notes 8, 10, 11, 13, 15 and 16):
    Common stock, $.0002 par value, 14,500,000 shares authorized; 4,795,910 and
        5,175,000 shares issued and outstanding at December 31, 1995 and 1994,
        respectively                                                                         1              1
    Common stock Class E, $.0002 par value, 500,000 shares authorized; no shares
        issued or outstanding at December 31, 1995 and 1994                                  -              -
    Additional paid-in capital                                                           1,225            301
    Foreign currency translation adjustment                                                (16)             -
    Retained earnings (deficit)                                                         (9,997)         8,893
    Unearned compensation expense                                                         (834)          (191)
-------------------------------------------------------------------------------------------------------------

Total stockholders' equity (deficit)                                                    (9,621)         9,004
-------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity (deficit)                                  $117,203        107,235
=============================================================================================================

See accompanying notes to consolidated financial statements.

I-NET, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

Years ended December 31, 1995, 1994 and 1993
==================================================================================================

                                                               1995          1994           1993
--------------------------------------------------------------------------------------------------

Revenues                                                     $327,110       234,453        147,982
--------------------------------------------------------------------------------------------------

Cost of revenues:
     Direct costs                                             270,539       175,151        108,864
     Indirect costs                                            54,050        32,283         22,786
     General and administrative expenses                       18,704        14,330          9,297
--------------------------------------------------------------------------------------------------

                                                              343,293       221,764        140,947
--------------------------------------------------------------------------------------------------

Operating income (loss)                                       (16,183)       12,689          7,035
--------------------------------------------------------------------------------------------------

Other expenses:
     Interest                                                   5,355         2,165          1,388
     Other, net                                                   925           285             31
--------------------------------------------------------------------------------------------------

                                                                6,280         2,450          1,419
--------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes                           (22,463)       10,239          5,616

Provision (benefit) for income taxes (note 9)                  (8,272)        4,014          5,212
--------------------------------------------------------------------------------------------------

Net earnings (loss)                                          $(14,191)        6,225            404
==================================================================================================

See accompanying notes to consolidated financial statements.

I-NET, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

(Dollars in thousands)

Years ended December 31, 1995, 1994 and 1993

==================================================================================================================================
                                                           Common stock   Additional      Foreign  Retained      Unearned
                                                         ----------------    paid-in     currency  earnings  compensation
                                                            Shares Amount    capital  translation  (deficit)      expense    Total
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1992                               6,400,000     $1        352            -     7,331             -    7,684

Net earnings                                                     -      -          -            -       404             -      404
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993                               6,400,000      1        352            -     7,735             -    8,088

Purchase and retirement of 1,225,000 shares of common
     stock, net of related costs of $58 (note 13)       (1,225,000)     -       (352)           -    (4,921)            -   (5,273)
Accretion of Series A redeemable preferred stock to
     liquidation value                                           -      -          -            -      (146)            -     (146)
Unearned compensation relating to options granted in
     1994 under the KESOP (note 8)                               -      -        301            -         -          (301)       -
Amortization of unearned compensation under the KESOP
     (note 8)                                                    -      -          -            -         -           110      110
Net earnings                                                     -      -          -            -     6,225             -    6,225
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                               5,175,000      1        301            -     8,893          (191)   9,004

Exchange of 379,090 shares of common stock for
     75,818 shares of preferred stock (note 11)           (379,090)     -       (301)           -    (4,699)            -   (5,000)
Unearned compensation relating to options granted
     in 1995 under the KESOP (note 8)                            -      -      1,225            -         -        (1,225)       -
Amortization of unearned compensation under the KESOP
     (note 8)                                                    -      -          -            -         -           582      582
Foreign currency translation adjustment                          -      -          -          (16)        -             -      (16)
Net loss                                                         -      -          -            -   (14,191)            -  (14,191)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                               4,795,910     $1      1,225          (16)   (9,997)         (834)  (9,621)
===================================================================================================================================

See accompanying notes to consolidated financial statements.

I-NET, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

Years ended December 31, 1995, 1994 and 1993

----------------------------------------------------------------------------------------------------------------------

                                                                                  1995           1994           1993
----------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
     Net earnings (loss)                                                        $(14,191)        6,225            404
     Adjustments to reconcile net earnings (loss) to net cash provided by
        (used in) operating activities:
            Depreciation and amortization                                          3,993         2,151          1,275
            Provisions for contract losses, doubtful receivables, and
                inventory obsolescence                                             5,629           597            456
            Compensation expense under the KESOP                                     582           110              -
            Interest converted to long-term debt                                     447             -              -
            Loss on disposal of property and equipment                                 -             3             13
            Deferred income taxes                                                 (3,826)        1,823          2,003
            Changes in assets and liabilities:
                Decrease (increase) in restricted cash                             3,870        (3,870)             -
                Increase in receivables                                           (7,848)      (42,352)        (9,490)
                Increase in income taxes receivable                               (3,997)         (256)             -
                Decrease (increase) in inventory                                   1,029        (1,409)          (359)
                Decrease (increase) in assets held for sale                        2,013        (2,345)             -
                Increase in prepaid expenses and other                              (504)         (178)           (69)
                Decrease (increase) in other assets                                  138           108           (205)
                Increase in accounts payable                                       4,519        14,065          1,199
                Increase in accrued expenses                                       3,369         3,955          2,490
                Increase (decrease) in income taxes currently payble                   -        (2,922)         2,922
                (Decrease) increase in other liabi lities                         (3,615)          115              -
----------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) operating activities                               (8,392)      (24,180)           639
----------------------------------------------------------------------------------------------------------------------

Cash flows used in investing activities - purchases of property and equipment    (11,523)       (4,316)        (2,440)
----------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Net proceeds over repayments under line of credit                             8,900        16,400          5,000
     Proceeds from borrowings under long-term debt                                10,603           350              -
     Principal payments under long-term debt                                        (586)         (830)        (1,823)
     Repayments of capital lease obligations                                         (36)            -              -
     Net proceeds from issuance of convertible preferred stock                         -        14,854              -
     Repurchase and retirement of common stock                                         -        (1,773)             -
----------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                         18,881        29,001          3,177
----------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in unrestricted cash and equivalents                      (1,034)          505          1,376

Unrestricted cash and equivalents, beginning of year                               2,435         1,930            554
----------------------------------------------------------------------------------------------------------------------

Unrestricted cash and equivalents, end of year                                  $  1,401         2,435          1,930
----------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

I-NET, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(In thousands)


----------------------------------------------------------------------------------------------------------------------

                                                                                  1995           1994           1993
----------------------------------------------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
         Interest                                                               4,113           1,959           1,116
         Income taxes                                                             487           5,369             287
----------------------------------------------------------------------------------------------------------------------



Supplemental disclosure of noncash investing and financing activities:

On August 10, 1994, the Company repurchased and retired common stock held by a minority stockholder for $5,100,000. Of this amount, $3,500,000 was not paid to the minority stockholder until 1995.

During 1995, the Company entered into capital leases for equipment in the amount of $435,000.

During 1995, 379,090 shares of common stock were exchanged for 75,818 shares of Series A Preferred Stock with a liquidation value of $5,000,000.


See accompanying notes to consolidated financial statements.

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995 and 1994

--------------------------------------------------------------------------------

  (1)   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        DESCRIPTION OF BUSINESS

        I-NET, Incorporated (the "Company") is a privately held company founded in 1985 to provide network computing and system integration services to commercial and government organizations. The Company's business units offer services in communications, rightsizing and business process re-engineering, outsourcing, engineering support, and electronic information systems. The Company primarily conducts its business operations in the United States, but also has operations in the United Kingdom, Colombia and Singapore.

        A portion of the Company's business is significantly impacted by the United States budget. As the U.S. continues to reduce budget allocations for certain expenditures, sales to U.S. Government customers may be adversely affected. The Company has been successful in expanding sales to companies operating in private industry in order to reduce the total number of contracts dependent upon the U.S. Government. Approximately 59 percent, 76 percent and 83 percent of the Company's consolidated revenues were derived from contracts or subcontracts with the U.S. government during the years ended December 31, 1995, 1994 and 1993, respectively.

        Changes in the marketplace may significantly affect management's estimates and the Company's financial performance. Many of the Company's commercial contracts are for a fixed price and are long-term in duration, which subjects the Company to substantial risks relating to unexpected cost increases and other factors outside of the control of the Company. Revenues and profits on such contracts are recognized using estimates and actual results, when known, may differ from such estimates.

        PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the financial statements of I-NET, Incorporated and its two wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        REVENUE RECOGNITION

        Revenues on cost-plus-fee contracts are recognized to the extent of costs incurred plus a proportionate amount of fee earned. Revenues on time and materials contracts are recognized to the extent of billable rates times hours delivered plus other direct costs. Revenues on fixed price contracts are recognized on the percentage of completion method based on costs incurred in relation to total estimated costs. Revenues from maintenance contracts are recognized ratably over the applicable contractual periods. Anticipated contract losses are recognized as soon as they become known and estimable.


                                                                     (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

  (1)   CONTINUED

        CASH EQUIVALENTS AND RESTRICTED CASH

        All highly liquid investments with original maturities of three months or less are considered cash equivalents.

        There are no cash equivalents or restricted cash balances at December 31, 1995. At December 31, 1994, restricted cash includes approximately $255,000 held in a bank certificate of deposit as security for performance under a contract and $3,615,000 due to a former minority stockholder under a settlement agreement (see note 13).

        INVENTORY

        Inventory, consisting principally of communications equipment and computer parts and accessories which the Company is required to maintain under certain contracts, is valued at the lower of cost, determined on the average cost basis, or market value.

        ASSETS HELD FOR SALE

        Assets held for sale consist of various property and equipment which were sold subsequent to December 31, 1995 and 1994, and leased back under an operating lease arrangement.

        PROPERTY AND EQUIPMENT

        Property and equipment are recorded at cost and are depreciated over their estimated useful lives, ranging from three to seven years, using the straight-line method. Assets held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset using the straight-line method.

        INCOME TAXES

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Prior to 1993, the Company was treated as a Subchapter S corporation for income tax purposes. Pursuant to this tax status, taxable income of the Company was passed through to the Company's shareholders. During 1993, the Company's tax status changed from a Subchapter S corporation to a Subchapter C corporation (see notes 9 and 13). The effect of this change in the Company's tax status is included in the 1993 income tax provision in the accompanying statement of operations.


                                                                     (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

  (1)   CONTINUED

        RESEARCH AND DEVELOPMENT EXPENSES

        The Company expenses research and development costs as they are incurred. Research and development expenses for the years ended December 31, 1995, 1994 and 1993, were approximately $431,000, $74,000 and
        $120,000, respectively, and are included in cost of revenues in the accompanying consolidated statements of operations.

        FOREIGN CURRENCY

        The financial results of foreign operations are translated to U.S. dollars using the current exchange rates for assets and liabilities and using weighted average exchange rates for revenues, expenses, gains and losses. Translation gains and losses are deferred in a separate component of stockholders' equity and transaction gains and losses are recognized currently.

        RECLASSIFICATIONS

        Certain amounts in the 1993 and 1994 consolidated financial statements have been reclassified to conform to the 1995 presentation.

        COMMITMENTS AND CONTINGENCIES

        Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or redemption can be reasonably estimated.

        USE OF ESTIMATES

        Management of the Company makes a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


                                                                     (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

  (2)   RECEIVABLES

        The components of receivables, net at December 31, 1995 and 1994, are as follows:

                                                      1995              1994
        ----------------------------------------------------------------------
                                                  (In thousands)

        U.S. Government:
             Billed                                 $61,521            48,985
             Unbilled                                 4,598            19,761
        ----------------------------------------------------------------------

                                                     66,119            68,746
        ----------------------------------------------------------------------

        Commercial and other:
             Billed                                  26,161            17,978
             Unbilled                                 3,685             1,621
        ----------------------------------------------------------------------

                                                     29,846            19,599
        ----------------------------------------------------------------------

        Allowance for doubtful accounts              (1,893)             (491)
        ----------------------------------------------------------------------

                                                    $94,072            87,854
        ======================================================================


        Two commercial customers accounted for more than 5 percent each of the Company's accounts receivable at December 31, 1995.

        Included in unbilled accounts receivable are retainages due upon completion of contracts of approximately $375,000 and $212,000 at December 31, 1995 and 1994, respectively. Of total accounts receivable at December 31, 1995, there is approximately $774,000 of unbilled amounts which, based upon the Company's experience, may not be collected within the next fiscal year.

        The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debts.



                                                                     (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(3)  PROPERTY AND EQUIPMENT


     Property and equipment at December 31, 1995 and 1994, consists of the following:

                                                             1995        1994
-------------------------------------------------------------------------------
                                                              (In thousands)

Furniture and equipment                                     $24,663     12,947
Leasehold improvements                                          339         97
-------------------------------------------------------------------------------

                                                             25,002     13,044
Accumulated depreciation and amortization                    (9,229)    (5,236)
-------------------------------------------------------------------------------

                                                            $15,773      7,808
===============================================================================


(4)  FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995 and 1994. FASB
     Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                1995                  1994
                                        --------------------   -------------------
                                        Carrying        Fair   Carrying       Fair
                                          amount       value     amount      value
-----------------------------------------------------------------------------------
                                                      (In thousands)
Financial assets:
     Cash and equivalents                $ 1,401       1,401      6,305      6,305
     Receivables, net                     94,072      94,072     87,854     87,854

Financial liabilities:
     Line of credit                       47,300      47,300     38,400     38,400
     Accounts payable                     31,759      31,759     27,240     27,240
     Accrued expenses                     16,414      16,414      9,731      9,731
     Long-term debt                       10,952      10,004        419        419
===================================================================================


The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(4)  CONTINUED

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          Cash and equivalents, receivables, line of credit, accounts payable and accrued expenses:

               The carrying amounts approximate fair value because of the short maturity of those instruments.

          Long-term debt:

               The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities.


(5)  LINE OF CREDIT

     At December 31, 1993, the Company had a line of credit agreement with a bank which provided for borrowings up to $25,000,000 limited to specified percentages of eligible receivables. The line of credit agreement expired on March 31, 1994.

     On March 14, 1994, the Company negotiated a revolving line of credit agreement with another bank and repaid all amounts outstanding under its previous line of credit. As of December 31, 1995, this line of credit agreement provided for borrowings of up to $55,000,000 limited to specified percentages of eligible receivables. Amounts available are reduced by outstanding letters of credit (see note 13). The unused amount of the available line of credit at December 31, 1995 was $6,700,000. Interest under this agreement, which was 11.25 percent and 8.75 percent at December 31, 1995 and 1994, respectively, is payable at rates which fluctuate based on the Company's consolidated leverage ratios. Borrowings under this line of credit are collateralized by accounts receivable, inventory, property and equipment, and general intangibles. Interest is payable monthly while the outstanding principal balance is payable in full at the termination date of the agreement on March 31, 1997. Under the terms of the agreement, the Company is restricted from declaring or paying dividends if its consolidated leverage ratio equals or exceeds 2.0 to 1.0.

     The agreement also requires the Company to comply with various covenants. At December 31, 1995, the Company was not in compliance with several of those covenants. Subsequent to year end, the Company negotiated an amendment to bring the Company into compliance with the terms of the agreement (see note 15). At December 31, 1994, the Company was not in compliance with one of the covenants and negotiated an amendment to the agreement on March 20, 1995, to bring the Company into compliance.


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(6)  ACCRUED EXPENSES


     Accrued expenses at December 31, 1995 and 1994 consists of the following:

                                                            1995         1994
--------------------------------------------------------------------------------
                                                               (In thousands)

Accrued salaries and related benefits                     $ 6,592       6,356
Contract loss provision                                     3,823         228
Other                                                       5,999       3,147
--------------------------------------------------------------------------------
                                                          $16,414       9,731
================================================================================


(7)  LONG-TERM DEBT


     Long-term debt at December 31, 1995 and 1994 consists of the following:


                                                                    1995       1994
------------------------------------------------------------------------------------
                                                                     (In thousands)

Subordinated note payable to a group of shareholders, due
     January 1998                                                 $ 5,516         -

Subordinated note payable due to the majority shareholder, due
     January 1, 1998                                                1,833

Subordinated unsecured note payable due to the majority
     shareholder, due December 15, 1995                             3,603

Note payable in monthly installments of $35,000 plus
     interest at 6.5%, with final payment made in October 1995          -       350

Note payable in monthly installments of $6,533, including
     interest at 12.5%, with final payment made in August 1995          -        69
------------------------------------------------------------------------------------

Total long-term debt                                               10,952       419

Less current maturities                                             7,016       419
------------------------------------------------------------------------------------

Long-term debt, excluding current maturities                      $ 3,936         -
====================================================================================

                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(7)  CONTINUED

     On January 3, 1995, the Company issued an aggregate of $5,000,000 of subordinated pay-in-kind notes to a group of shareholders. The principal amount of the notes, plus all accrued interest, is due on January 3, 1998. The notes bear interest at 12 percent for the first six months and at 8 percent thereafter through maturity. In the event that at any time prior to the repayment of the notes at their maturity, the Company proposes an equity financing, each holder of notes shall have the right to exchange the notes, including additional notes issued as interest payable in-kind pursuant to the terms of the notes, in whole or in part, for newly issued common equivalent securities. In the event of an initial public offering of the Company's common shares, the notes are due immediately, payable in cash or with common stock. Further, under certain circumstances, including certain sales of assets or changes in control of the Company, the Company is required to redeem the pay-in-kind notes at a premium. The Company recorded interest expense of approximately $447,000 under these notes during the year ended December 31, 1995, based on an effective interest rate of approximately 8.7 percent. Subsequent to year end, the subordinated pay-in-kind notes, plus all accrued interest thereon, were exchanged for shares of the Company's Series C Preferred Stock (see note 15). Accordingly, the outstanding amount of the notes has been classified as current as of December 31, 1995.

     Also on January 3, 1995, the Company issued a $2,000,000 subordinated note payable to the majority shareholder. Repayment of the principal portion of the note is due in equal quarterly installments, along with interest at 9 percent, through final maturity on January 3, 1998. This note is subordinate to the subordinated pay-in-kind notes described above. In the event of an initial public offering of the Company's common shares, the note is due immediately. The Company made the first quarterly payment due on the note, but has failed to make any quarterly payments since that time. Under the terms of the note, the failure to make such payments allows the holder to accelerate the maturity of the note upon demand. The Company incurred interest expense of approximately $157,000 under this note during the year ended December 31, 1995, of which approximately $136,000 is unpaid as of December 31, 1995. Subsequent to year end, the Company restated the note and extended the maturity date to September 30, 1997 (see note 15).


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(7)  CONTINUED

     On July 15, 1995, the Company issued a subordinated unsecured note to the majority shareholder, bearing interest at the rate of prime plus 4 percent. The terms of the note provided for borrowings of up to approximately $5,125,000; however, only approximately $3,603,000 was borrowed by the Company. The note, including accrued interest, was originally due on September 15, 1995 but was subsequently extended to December 15, 1995. The Company did not repay the note when due on December 15, 1995. As a result, the note bears interest at the rate of 15 percent from the date of maturity until paid. The Company incurred interest expense of approximately $250,000, plus a commitment fee of approximately $72,000, under this note during the year ended December 31, 1995, of which approximately $59,000 is unpaid as of December 31, 1995. With a portion of the proceeds of the issuance of the Series B and C Preferred Stock (see note 15), subsequent to year end the Company repaid $1,500,000 of the subordinated unsecured note, which amount is classified as current as of December 31, 1995, and restated the note and extended the maturity date to September 30, 1997.

     The aggregate scheduled maturities of long-term debt for years subsequent to December 31, 1995, irrespective of the balance sheet classifications due to default conditions, are as follows (in thousands): 1996, $4,603; 1997, $667; 1998, $5,167.


(8)  EMPLOYEE BENEFIT PLANS

     The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code (IRC) that covers substantially all employees of the Company who elect to participate on a voluntary basis. Participants may authorize salary deferral amounts under the plan of up to 20 percent of their compensation or the maximum amount allowed under the IRC, $9,240 in 1995 and 1994 and $8,894 in 1993. The plan also provides for discretionary Company contributions which vest 100 percent after 1 year of service. Participant contributions are fully vested at all times. Discretionary Company contributions to the plan were approximately $675,000, $491,000 and $199,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     In April 1994, the Company adopted the I-NET, Incorporated Key Employee Stock Option Plan (the "KESOP"). Under the terms of the KESOP, 500,000 shares of Class E Common Stock are reserved for issuance to eligible employees at the discretion of the Company's board of directors. The exercise price per share is determined on the date of grant by the board of directors. Granted options generally vest at a rate of 25 percent annually beginning on the first anniversary date of the grant. During 1995 and 1994, respectively, 99,000 and 60,600 options were granted under the KESOP at exercise prices ranging from $.02 to $.10, resulting in total compensation of approximately $1,225,000 and $301,000. Of these amounts, approximately $582,000 and $110,000 was recognized as compensation expense in 1995 and 1994, respectively. As of December 31, 1995 and 1994, no options were exercisable.

                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(9)  INCOME TAXES

     As discussed in notes 1 and 13, the Company's tax status changed from a Subchapter S corporation to a C corporation during 1993.


     The components of income tax expense (benefit) for the years ended December
     31, 1995, 1994 and 1993, are as follows:


                                                          1995      1994      1993
------------------------------------------------------------------------------------
                                                               (In thousands)

Current:
     Federal                                            $(4,080)    1,794     2,628
     State                                                 (770)      397       581
     Foreign                                                404         -         -
------------------------------------------------------------------------------------

                                                         (4,446)    2,191     3,209
------------------------------------------------------------------------------------

Deferred:
     Federal                                             (3,139)    1,499     1,640
     State                                                 (687)      324       363
------------------------------------------------------------------------------------

                                                         (3,826)    1,823     2,003
------------------------------------------------------------------------------------

                                                        $(8,272)    4,014     5,212
====================================================================================

     During the year ended December 31, 1995, approximately $931,000 of earnings before income taxes was generated from foreign sources. There was no significant foreign-source income during the years ended December 31, 1994 and 1993.


     The actual expense differs from the "expected" expense, computed by applying the U.S. federal corporate tax rate of 35 percent in 1995 and 1994 and 34 percent in 1993 to earnings (loss) before income tax expense
     (benefit), as follows:

                                                                1995      1994      1993
-----------------------------------------------------------------------------------------
                                                                     (In thousands)

Computed "expected" tax expense (benefit)                    $(7,862)    3,584     1,909
Increase in income taxes resulting from:
     Federal tax on income earned in prior years (note 13)         -         -     2,639
     State income tax, net of federal income tax benefit        (947)      469       623
     Increase in valuation allowance                             347         -         -
     Other, net                                                  190       (39)       41
-----------------------------------------------------------------------------------------

                                                             $(8,272)    4,014     5,212
=========================================================================================


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(9)  CONTINUED


     The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 1995 and 1994, are presented below:

                                                                            1995      1994
-------------------------------------------------------------------------------------------
                                                                            (In thousands)

Deferred tax asset - accruals and reserves for financial statement purposes
     not currently deductible for income tax return purposes                $2,584     935
-------------------------------------------------------------------------------------------

Domestic and foreign tax credits                                               471       -
-------------------------------------------------------------------------------------------

Gross deferred tax assets                                                    3,055     935
Less:  Valuation allowance                                                    (347)      -
-------------------------------------------------------------------------------------------

Net deferred tax assets                                                      2,708     935
-------------------------------------------------------------------------------------------

Deferred tax liability:
     Accounts receivable, principally due to unbillable
        contract revenue                                                     2,137   4,379
     Property and equipment, principally due to differences
        in depreciation methods                                                512     382
     Other                                                                      59       -
-------------------------------------------------------------------------------------------

Deferred tax liabilities                                                     2,708   4,761
-------------------------------------------------------------------------------------------
Net deferred taxes                                                          $    -  (3,826)
===========================================================================================

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences reverse. Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities, and available tax planning strategies which can be implemented by the Company in making this assessment. Based upon the scheduled reversal of deferred tax liabilities, management has established a valuation allowance of $347,000 against the deferred tax assets at December 31, 1995. No such valuation allowance was established at December 31, 1994 or 1993.


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(10) COMMON STOCK

     Each holder of the Company's common stock ("Common Stock") is entitled to vote on all matters presented to the shareholders and each share of Common Stock entitles the holder to one vote. On April 14, 1994, the Company's board of directors approved a resolution which classified 500,000 shares of the authorized capital stock of the Company as Class E Common Stock with a par value of $.0002. The Class E Common Stock is identical to the Common Stock in all respects except that holders of Class E Common Stock have no voting power. In addition, the Company's board of directors approved a 5 for 1 Common Stock split in September 1994. All share amounts prior to the date of the split have been restated in the consolidated financial statements and notes to reflect this stock split.

     On August 10, 1994, the Company's board of directors approved a resolution to increase the authorized Common Stock of the Company to 14,500,000 shares. As of December 31, 1995, the Company has reserved 1,516,365 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock (see note 11).


(11) REDEEMABLE PREFERRED STOCK

     On August 10, 1994, the Company's board of directors approved a resolution to authorize 1,000,000 shares of Series A convertible participating preferred stock with a par value of $.001 ("Series A Preferred Stock").

     Effective August 10, 1994, the Company entered into a Stock and Note Purchase Agreement with its sole common stockholder ("Stockholder") and certain other investors ("Investors") under which the Company issued 227,455 shares of its Series A Preferred Stock to the Investors at a per share price of $65.95. Net proceeds received by the Company from the issuance of these shares were approximately $14,854,000, net of issuance costs of approximately $146,000. In addition to the sale of the 227,455 shares of Series A Preferred Stock, the Company issued, on January 3, 1995, an additional 75,818 shares of Series A Preferred Stock to the Stockholder in exchange for 379,090 shares of outstanding Common Stock held by the Stockholder. The Stockholder, in turn, sold these preferred shares to the Investors at a per share price of $65.95.


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(11) CONTINUED

     Each holder of the Series A Preferred Stock is entitled to vote on all matters presented to the shareholders. Each share of Series A Preferred Stock entitles the holder to votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible. Each share of Series A Preferred Stock is convertible at the option of the holder, at any time, into the number of fully paid and nonassessable shares of Common Stock equal to the "multiple". The "multiple" is subject to adjustment based on future dilution of Common Stock. At December 31, 1995 and 1994, each share of Series A Preferred Stock is convertible into five shares of Common Stock. Each share of Series A Preferred Stock has a preference in liquidation of $65.95 per share plus accrued and unpaid dividends, if any. In addition, at any time after August 10, 2001, the Series A Preferred Stock is redeemable at the option of the holder at the then fair market value. In the event the Company completes an initial public offering for at least $30,000,000 in Common Stock, the Series A Preferred Stock is convertible at the option of the Company. In addition, holders of the Series A Preferred Stock have entered into demand registration rights agreements with the Company whereby they can require the Company, with certain exceptions, to register shares under the Securities Act of 1933.


(12) INVESTMENTS IN AFFILIATES


     In November 1993, the Company formed a joint venture entity, Justice
     Technology Partners ("JTP"), with two other companies for the purpose of obtaining and performing under a certain contract. The Company has a 38 percent interest in JTP under the terms of the joint venture agreement and is responsible for performing certain of the requirements under the contract. Services performed for JTP by its partners are reimbursed at cost. The equity method is used to account for the Company's interest in JTP. Summarized unaudited financial information for this unconsolidated joint venture entity is as follows:

                                                              December 31,
                                                        ---------------------
                                                           1995        1994
     ------------------------------------------------------------------------
                                                            (In thousands)

     Contract revenue                                   $44,574      36,226
     Net income                                           7,902       7,592
     Total current assets                                 3,437       5,468
     Total assets                                         3,487       5,526
     Total liabilities                                    3,006       4,672
     ========================================================================

     At December 31, 1995 and 1994, approximately $280,000 and $3,458,000, respectively, is included in accounts receivable in the accompanying financial statements resulting from amounts due from JTP.


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(13) COMMITMENTS AND CONTINGENCIES

     GENERAL LITIGATION CONTINGENCY

     The Company is involved in various litigation arising in the normal course of business. In the opinion of management, any liability which may result from the resolution of any present litigation or asserted claim will not have a material effect on the Company's financial position or results of operations.

     AUDIT REVIEW

     Substantially all payments to the Company on government cost reimbursable contracts are provisional payments which are subject to adjustment upon audit by the Defense Contract Audit Agency ("DCAA"). Audits through 1991 have been completed and final rates established. Audits for 1992 and subsequent years are not expected to result in a material adverse effect on the Company's financial position.

     During 1995, DCAA found the Company to be in noncompliance with certain government Cost Accounting Standards relating to its cost reimbursable government contracts. Management does not expect the impact of this noncompliance to have a material adverse effect on the Company's financial position.

     LEASES


     The Company is obligated under capital leases for certain equipment that expire through June 2000. At December 31, 1995, gross amount of equipment and related accumulated amortization recorded under this capital lease were as follows (in thousands):

     Equipment                                                            $435

     Less accumulated amortization                                          55
     --------------------------------------------------------------------------

                                                                          $380
     ==========================================================================


     Amortization of assets held under capital lease is included with depreciation expense.

     The Company leases its office facilities and certain equipment under several noncancelable operating leases expiring at various times through May 2005. The following is a schedule of future minimum lease payments required under the Company's noncancelable operating leases and the capital lease as of December 31, 1995:


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================


(13) CONTINUED

                                                             Capital  Operating
     Year ending December 31,                                 leases     leases
     --------------------------------------------------------------------------
                                                               (In thousands)

     1996                                                       $110      9,865
     1997                                                        110      9,561
     1998                                                        110      6,818
     1999                                                        110      4,810
     2000                                                         55      3,923
     Thereafter                                                    -     14,122
     --------------------------------------------------------------------------

     Total minimum lease payments                                495    $49,099
                                                                        =======

     Less amount representing interest                            96
     ----------------------------------------------------------------

                                                                 399

     Less current installments of obligation under
       capital lease                                              72
     ----------------------------------------------------------------

     Obligations under capital lease, excluding
       current installments                                     $327
     ================================================================


     Rental expense under all operating leases for 1995, 1994 and 1993 approximated $7,620,000, $2,350,000 and $1,767,000, respectively.

     A significant operating lease for equipment requires the Company to comply with various financial covenants. At December 31, 1995, the Company was not in compliance with certain of such covenants. Under the terms of the lease, the violation of such covenants could, at the lessor's option, require the Company to purchase from the lessor the underlying equipment at an amount determined based on a formula within the lease. At December 31, 1995, the amount which the Company could be required to pay to purchase such equipment would be approximately $3,800,000. Subsequent to year end, the lessor waived compliance with violated covenants.

     The Company leases an apartment in the vicinity of its headquarters facility from an officer for the purpose of providing short-term lodging to Company personnel or other visitors requiring such accommodations. The lease is dated July 6, 1992 and extended for an initial period of one year, after which it became a month-to-month lease. Rentals are at a rate of $2,250 per month.


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(13) CONTINUED

     TAX MATTERS

     During 1993, the District Director of the Internal Revenue Service ("IRS") completed an examination of the Company's federal income tax returns for its taxable years 1988 through 1991. The primary issues raised by the District Director concerned the Company's tax accounting method and the validity of its election to be treated as an S corporation during the tax years under examination. In December 1993, the District Director issued an unfavorable position report to the Company summarizing the findings of its examination.

     In February 1994, the Company filed a protest requesting that the IRS's Regional Appeals Office review the proposed findings of the IRS examination. In December 1994, a settlement proposal was accepted by the Regional Appeals Office under which the Company agreed (i) to be treated as a C corporation for the years at issue and (ii) to adopt the accrual method of accounting beginning with the Company's 1990 tax year. The effect of this change in the Company's tax status was recognized in the 1993 results of operations. The accompanying 1993 statement of operations includes a provision not only for income taxes associated with 1993 but also the income taxes and interest for all prior years which were under examination by the IRS. There is no effect on the 1995 or 1994 results of operations.

     STOCKHOLDER LITIGATION

     In 1989, a minority stockholder filed suit in Maryland State Court, seeking to require the Company to purchase all of his outstanding shares, which amounted to approximately 19 percent of the outstanding Common Stock of the Company. On January 7, 1994, the Company accepted the tender of the minority stockholder's shares but disputed the fair value placed on them by the minority stockholder. On August 10, 1994, the Company and the minority stockholder agreed to settle their dispute and dismiss all court actions previously filed. Under the terms of the settlement, the Company agreed to pay the sum of $5,100,000 to the minority stockholder and his counsel as consideration for the repurchase of the outstanding shares. Of this total amount, $1,600,000 was paid on August 10, 1994 and the remaining $3,500,000 was paid on January 3, 1995. At December 31, 1994, the $3,500,000, along with accrued interest, is included in restricted cash and current liabilities in the accompanying financial statements. All of the common stock shares repurchased by the Company in this transaction were retired during 1994.

     In addition to the $5,100,000, the agreement provides for an additional payment to the minority stockholder and his counsel of $3,000,000 contingent on the occurrence of any of several specific events, one of which is a common stock public offering by the Company. No amounts have been accrued in the accompanying consolidated financial statements related to this potential contingency.


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(13) CONTINUED

     CONTRACT CLAIM

     During 1995, the Company filed a claim for approximately $2,100,000 relating to a contract dispute with one of its former customers, the Resolution Trust Company ("RTC"). Management of the Company believes that it has valid claims against the RTC and that sufficient reserves are available to offset any potential adjustments.

     CONTRACT COMMITMENT

     During 1995, the Company entered into a commitment with a prime contractor (on a contract for which the Company is a subcontractor) to complete the prime contractor's portion of the remaining contract work. The agreement requires the Company to provide the prime contractor with a minimum of $20,000,000 of contract bid and/or teaming opportunities over a two-year period beginning in 1996 and award subcontracts to the prime contractor in the cumulative amount of $9,250,000 over a three-year period beginning in 1996. In the event that the Company does not provide the prime contractor with the minimum subcontract work, the Company has agreed to pay the prime contractor damages in an amount no greater than 15 percent of the amount of any subcontracting shortfalls in each year specified. No amounts have been accrued in the accompanying consolidated financial statements related to this potential contingency.

     PURCHASE COMMITMENT

     In February 1996, the Company entered into a commitment to purchase approximately $5,000,000 of inventory from an unrelated party. The purchase commitment provides the Company with a right to return to the vendor, without penalty, any product not sold after six months from the date the Company receives the inventory, up to a cumulative return amount of $2,500,000.

     LITIGATION SETTLEMENT

     During 1995, in settlement of a lawsuit involving a former Company employee, the Company agreed to pay $125,000 and to grant options for 12,000 shares of common stock to the former employee. The agreement allows the employee to request payment in exchange for the shares under option at a price of $500,000 on January 2, 1997 or, under certain circumstances, following an earlier initial public offering. The agreement also provides for the recovery of interest on that amount at a rate of 10 percent beginning on September 18, 1996. These amounts have been recognized in the accompanying consolidated financial statements for the year ended December 31, 1995.

     OTHER

     At December 31, 1995 and 1994, the Company has outstanding letters of credit totaling approximately $1,000,000 and $2,148,000, respectively.


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(14) OPERATING ENVIRONMENT

     During 1995, the Company incurred a substantial operating loss and encountered significant cash flow difficulties which resulted in various default conditions relating to its line of credit and long-term debt. As discussed in note 15, subsequent to year end the Company entered into agreements to raise approximately $15,000,000 through the issuance of Series B and C Preferred Stock. Concurrently, the Company obtained waivers of the various default conditions under the line of credit and long-term debt. The agreements also provide for the long-term debt due to the majority shareholder to be partially repaid and the remainder restructured and extended and the long-term debt due to the group of other shareholders to be exchanged for Series C Preferred Stock.

     Management of the Company believes that cash flow from operations and other sources, including existing and future financing arrangements, will be sufficient to meet the Company's obligations during 1996.


(15) SUBSEQUENT EVENTS - PRIVATE PLACEMENT AND RELATED TRANSACTIONS

     On April 15, 1996, the Company's board of directors approved a resolution which authorized the establishment of two new classes of convertible participating preferred stock, designated as Series B Convertible Participating Preferred Stock ("Series B Preferred Stock") and Series C Convertible Participating Preferred Stock ("Series C Preferred Stock"). It also reserved 1,267,250 shares of the authorized Common Stock of the Company for issuance upon conversion of shares of either of the two new series of preferred stock.

     Both the Series B Preferred Stock and the Series C Preferred Stock shares are entitled to a 4 1/2 percent per annum dividend. During the first three years, dividends are payable through the issuance of additional shares of the same series of Preferred Stock or cash, at the option of the Company. Each share of Series B Preferred Stock and Series C Preferred Stock is convertible into 2.23743 shares of Common Stock unless the Company shall fail to meet certain performance or other objectives during calendar year 1996, in which case the conversion ratio would be adjusted upward to a level which does not exceed 2.68491 shares of Common Stock for each share of Series B Preferred Stock or Series C Preferred Stock. The conversion ratio is also subject to adjustment to compensate for the effects of any dilution due to stock dividends, splits or similar transactions affecting the Common Stock. In addition, at any time after August 10, 2001, the Series B Preferred Stock and Series C Preferred Stock is redeemable at the option of the holder at the then fair market value.


                                                                    (Continued)

I-NET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(15) CONTINUED

     Both the Series B Preferred Stock and the Series C Preferred Stock have a preference in liquidation of $50 per share. In addition, each holder of either series is entitled to vote on all matters presented to the shareholders in proportion to the number of shares of Common Stock into which the shares held could be converted. In the event that the Company completes a public offering of at least $30,000,000 of its Common Stock, the Series B Preferred Stock and the Series C Preferred Stock are convertible at the option of the Company. In addition, holders of the Series B Preferred Stock and the Series C Preferred Stock have entered into demand registration rights agreements with the Company whereby they can require the Company, with certain exceptions, to register shares under the Securities Act of 1933.

     As of April 15, 1996, the Company entered into a series of agreements to issue 243,000 shares of the Series B Preferred Stock and to issue 172,850 shares of the Series C Preferred Stock. The Company received $12,150,000 cash for the Series B Preferred Stock; for the Series C Preferred Stock it received $3,000,000 cash and converted the subordinated pay-in-kind notes originally issued January 3, 1995 (see note 7), having a principal balance of approximately $5,650,000. The Company repaid approximately $1,672,000 principal and accrued interest of the subordinated unsecured notes payable to the majority shareholder from the net proceeds received. The costs incurred in connection with the transaction were approximately $300,000.

     The agreements referred to above include a provision that would have, under certain conditions, entitled the Series B Preferred Stock investor to purchase an additional 480,000 shares of Series B Preferred Stock for an additional $24,000,000, which would have increased that investor's percentage ownership of the Company to approximately 23 percent, assuming conversion to Common Stock of all shares of all series of preferred stock. In such an event, however, the majority shareholder would still have held slightly more than a 50 percent ownership interest. The Series B Preferred Stock investor would have been entitled to exercise this right in the event that the banks under the Company's line of credit (see note 5) failed to make certain requested borrowing advances prior to August 15, 1996.

     Concurrent with these transactions, the Company received waivers of the covenant violations under its line of credit (see note 5) and an operating lease for certain equipment (see note 13), and of the default conditions on the subordinated notes to the majority shareholder (see note 7).


(16) SUBSEQUENT EVENT - ACQUISITION OF THE COMPANY

     On August 29, 1996, the Series B Preferred Stock investor (see note 15) acquired all of the remaining equity interests in the Company for approximately $171 million. In accordance with the settlement of the stockholder litigation (see note 13), the $3,000,000 contingent consideration became due upon the change in control and was paid on August 29, 1996.

================================================================================

                         I-NET, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
   AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                         I-NET, INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                    $000's


                                                        June 30,
                                                          1996
                                                        --------

ASSETS

Current assets
 Cash                                                   $     --
 Accounts receivable, net                                 80,655
 Inventory                                                 3,006
 Prepaid expenses                                          6,945
                                                        --------
  Total current assets                                    90,606

Property and equipment, net                               15,841
Other assets                                                 884
                                                        --------
    Total assets                                        $107,331
                                                        ========


LIABILITY AND STOCKHOLDERS' EQUITY

Current liabilities
 Borrowings due within one year                         $ 42,265
 Accounts payable, accrued expenses and other             52,993
 Deferred service revenue                                    704
                                                        --------
  Total current liabilities                               95,962

Debt                                                       4,481

Redeemable preferred stock                                39,900

Stockholders' equity                                     (33,012)
                                                        --------
   Total liabilities and stockholders' equity           $107,331
                                                        ========



See Notes to Condensed Consolidated Financial Statements.

                         I-NET, INC. AND SUBSIDIARIES

         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                    $000'S


                                                 Six Months      Six Months
                                                    Ended           Ended
                                                June 30, 1996   June 30, 1995
                                                -------------   -------------
REVENUES                                           $162,058        $146,322

Cost of revenues:
 Direct costs                                       139,162         121,102
 Indirect costs                                      30,111          24,337
 General and administrative costs                    10,960           8,522
                                                   --------        --------
  Total costs                                       180,233         153,961

    Operating loss                                  (18,175)         (7,639)

Other expenses:
 Interest expense                                     2,892           2,306
 Other expense, net                                   2,384             212
                                                   --------        --------
                                                      5,276           2,518

    Loss before income taxes                        (23,451)        (10,157)

Provision (benefit) for income taxes                    226          (3,883)
                                                   --------        --------

    Net loss                                       $(23,677)       $ (6,274)
                                                   ========        ========


See Notes to Condensed Consolidated Financial Statements.

                         I-NET, INC. AND SUBSIDIARIES

         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                    $000's


                                                         Six Months      Six Months
                                                            Ended           Ended
                                                        June 30, 1996   June 30, 1995
                                                        -------------   -------------
Cash flows from operating activities:
 Net loss                                                 $(23,677)        $ (6,274)
 Adjustments to reconcile net earnings to cash provided
  by (used in) operating activities:
   Depreciation and amortization                             3,169            1,513
 Changes in assets and liabilities:
   (Increase) decrease in receivables, net                  13,418          (10,119)
   (Increase) decrease in inventory                         (2,560)             506
   (Increase) decrease in prepaid/other expenses                                 40
   (Increase) decrease in other current assets              (5,838)           2,345
   (Increase) decrease in other assets                        (733)            (438)
   Increase (decrease) in accounts payable and
    accrued expenses                                         4,327              560
   Increase in deferred revenue                                704               --
   Increase (decrease) in income taxes currently
     payable and deferred taxes                              4,690           (4,166)
                                                          --------         --------

        Net cash used in operating activities               (6,500)         (16,033)

Cash flows from investing activities:
 Purchases of property and equipment                        (3,100)          (3,670)
                                                          --------         --------

        Net cash used in investing activities               (3,100)          (3,670)

Cash flows from financing activities:
 Net proceeds over repayments under short-term borrowings   (6,905)           8,700
 Proceeds from borrowings under long-term debt                  --            6,533
 Net proceeds from sale of redeemable preferred stock       15,104               --
                                                          --------         --------

        Net cash provided by financing activities            8,199           15,233

        Change in cash                                      (1,401)          (4,470)

        Cash - beginning of period                           1,401            6,305
                                                          --------         --------

        Cash - end of period                              $     --         $  1,835
                                                          ========         ========




See Notes to Condensed Consolidated Financial Statements.

                         I-NET, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                JUNE 30, 1996

NOTE A - BASIS OF PRESENTATION
------------------------------

During interim periods, the Company follows the accounting policies set forth in its audited consolidated financial statements as of and for the year ended December 31, 1995 contained elsewhere herein. Users of financial information produced for interim periods are encouraged to refer to the footnotes contained in the audited consolidated financial statements as of and for the year ended December 31, 1995 when reviewing interim financial statements.

The results of operations for the periods reported are not necessarily indicative of those that may be expected for the full year. However, in the opinion of management, the accompanying interim financial statements contain all material adjustments, consisting principally of normal recurring adjustments necessary to present fairly the financial condition, the results of operations and cash flows of I-NET, Inc. and its subsidiaries for the interim periods presented.

NOTE B - COMMITMENTS AND CONTINGENCIES
--------------------------------------

In 1989, a minority stockholder filed suit in Maryland State Court, seeking to require the Company to purchase all of his outstanding shares, which amounted to approximately 19 percent of the outstanding Common Stock of the Company. On January 7, 1994, the Company accepted the tender of the minority stockholder's shares but disputed the fair value placed on them by the minority stockholder. On August 10, 1994, the Company and the minority stockholder agreed to settle their dispute and dismiss all court actions previously filed. Under the terms of the settlement, the Company agreed to pay the sum of $5.1 million to the minority stockholder and his counsel as consideration for the repurchase of the outstanding shares. Of this amount, $1.6 million was paid on August 10, 1994 and the remaining $3.5 million was paid on January 3, 1995. All of the common stock shares repurchased by the Company in this transaction were retired in 1994.

In addition to the $5.1 million, the agreement provides for an additional payment to the minority stockholder and his counsel of $3.0 million contingent on the occurrence of any of several events, one of which is a common stock public offering by the Company. No amounts have been accrued in the accompanying condensed consolidated financial statements related to this potential contingency.

NOTE C - SUBSEQUENT EVENT
-------------------------

On August 29, 1996, the Series B Preferred Stock investor acquired all of the remaining equity interests in the Company for approximately $171 million. In accordance with the settlement of the stockholder litigation, the $3.0 million contingent consideration became due upon the change in control and was paid on August 29, 1996.

                          PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


The following Pro Forma Combined Condensed Balance Sheet as of June 30, 1996 and the Pro Forma Combined Condensed Statement of Operations for the year ended June 30, 1996 have been prepared to reflect the effect of the acquisition by the Company of all of the outstanding shares of I-NET, Inc. ("I-NET"), consummated on August 29, 1996.

On May 3, 1996, the Company acquired Dataserv Computer Maintenance, Inc. ("Dataserv") in a transaction accounted for using the purchase method of accounting. The Dataserv pro forma financial information has been aggregated with the Company's historical results, because the Company believes these pro forma combined results are more representative of the Company's ongoing operations before any pro forma adjustments to reflect the acquisition of I-NET. The I-NET pro forma information assumes that the acquisition had occurred on June 30, 1996 for purposes of the balance sheet and at July 1, 1995 for purposes of the statement of operations. The pro forma information is based on the historical financial statements of the Company (adjusted for Dataserv) and I-NET, giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial information.

The pro forma information does not purport to be indicative of the financial position or results of operations that would have been attained had the combinations been in effect on the dates indicated nor of future results of operations of the Company. The pro forma combined condensed financial statements should be read in conjunction with the separate audited financial statements and notes thereto of Wang Laboratories, Inc. included in its Form 10-K for the year ended June 30, 1996, the Company's pro forma financial statements related to its acquisition of Dataserv and the Dataserv audited financial statements and notes thereto contained in the Company's Form 8-K/A filed on July 2, 1996 and the audited financial statements and notes thereto of I-NET contained within this Form 8-K/A.

                                    PRO FORMA COMBINED CONDENSED BALANCE SHEET(1)
                                                    JUNE 30, 1996
                                                     (Unaudited)
                                                (Dollars in millions)

                                                      Historical       Historical        Pro Forma          Pro Forma
                                                         Wang             I-NET        Adjustments(2)        Combined
                                                      ----------       ----------      --------------       ---------
Assets
Current assets
  Cash and equivalents                                  $175.3           $   --            $(87.5)           $   87.8
  Accounts receivable, net                               194.1             80.7              (5.9)              268.9
  Inventories                                             19.9              3.0                --                22.9
  Other current assets                                    48.7              6.9                --                55.6
                                                        ------           ------            ------            --------

     Total current assets                                438.0             90.6             (93.4)              435.2

Depreciable assets, net                                  137.3             15.8              (1.4)              151.7
Other                                                     77.6              0.6             (12.4)               65.8
Intangible assets, net                                   211.2              0.3             201.3               412.8
                                                        ------           ------            ------            --------

     Total assets                                       $864.1           $107.3            $ 94.1            $1,065.5
                                                        ======           ======            ======            ========

Liabilities and stockholders' equity
Current liabilities
  Borrowings due within one year                        $ 21.9           $ 42.3            $ 81.1            $  145.3
  Accounts payable, accrued
    expenses and other                                   257.6             53.0              34.2               344.8
  Deferred service revenue                                75.7              0.7                --                76.4
                                                        ------           ------            ------            --------

     Total current liabilities                           355.2             96.0             115.3               566.5

Debt                                                        --              4.5              (4.5)                 --
Other long-term liabilities                               77.4               --               2.4                79.8
                                                        ------           ------            ------            --------

     Total long-term liabilities                          77.4              4.5              (2.1)               79.8

Preferred stock                                           84.8             39.9             (39.9)               84.8

Stockholders' equity                                     346.7            (33.1)             20.8               334.4
                                                        ------           ------            ------            --------

Total liabilities and stockholders'
  equity                                                $864.1           $107.3            $ 94.1            $1,065.5
                                                        ======           ======            ======            ========



         See Notes to Pro Forma Combined Condensed Financial Statements

                      PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (1)
                                  FOR THE YEAR ENDED JUNE 30, 1996
                                            (Unaudited)
                            (Dollars in millions, except per share data)


                                        Adjusted
                                       Historical      Historical      Pro Forma          Pro Forma
                                         Wang(3)          I-NET       Adjustments         Combined
                                       ----------      ----------     -----------         ---------

Net revenue                             $1,185.4         $337.7        $(17.4)(4)          $1,505.7

Costs and expenses

  Cost of revenues                         805.6          324.2         (20.3)(4)           1,109.5
  Research and development                  33.7            0.4            --                  34.1
  Selling, general and
     administrative                        274.1           43.0          (0.4)(5)             316.7

  Acquisition-related charges               27.2             --            --                  27.2
  Amortization of intangibles               43.3             --           8.1 (6)              51.4
                                        --------         ------        ------              --------
     Total costs and expenses            1,183.9          367.6         (12.6)              1,538.9
                                        --------         ------        ------              --------

Operating income (loss)                      1.5          (29.9)         (4.8)                (33.2)

Other (income) expense                     (6.4)            5.8           9.5 (7)(8)(9)(10)     8.9
                                        --------         ------        ------              --------
Income (loss) before
  income taxes                               7.9          (35.7)        (14.3)                (42.1)
Provision (benefit) for
  income taxes(11)                          11.0           (4.1)           --                   6.9
                                        --------         ------        ------              --------

Net loss                                   (3.1)          (31.6)        (14.3)                (49.0)
Accretion and dividends on
  preferred stock                         (22.6)             --            --                 (22.6)
                                        --------         ------        ------              --------
Net loss applicable
  to common stockholders                $ (25.7)         $(31.6)       $(14.3)             $  (71.6)
                                        =======          ======        ======              ========

Weighted average shares
  outstanding                               36.3                                               36.3

Net loss per share                      $  (0.71)                                          $  (1.97)
                                        ========                                           ========



         See Notes to Pro Forma Combined Condensed Financial Statements

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

(1) On August 29, 1996, the Company completed the acquisition pursuant to the Stock Purchase Agreement between the Company and the stockholders of I-NET dated as of July 24, 1996 of all of the outstanding shares of I-NET. In consideration for the shares of I-NET the Company paid the stockholders of I-NET $100.2 million in cash and issued a $64.5 million one-year, interest-free note. The Company has discounted the note payable at 8.0% to $59.7 million for accounting purposes and will increase the principal balance through charges to interest expense to the maturity date. The final settlement of the note issued to the selling stockholders is subject to a reduction should the Company incur losses as proscribed by the Stock Purchase Agreement. Additionally, the Company paid $44.2 million of existing I-NET debt, $2.7 million for transaction fees and $1.2 million related to vested stock options held by I-NET employees.
       In addition, the Company assumed $81.7 million of existing I-NET liabilities and recorded liabilities of $3.9 million for additional transaction fees and $2.7 million related to newly issued stock options for I-NET employees. In April, 1996, the Company had invested $12.4 million in I-NET from existing cash balances. The Company's credit facility provided $63.7 million of cash for the initial payments and the Company's existing cash balances provided $84.6 million. The acquisition was accounted for according to purchase accounting principles. I-NET is a privately-held, vendor-independent provider of outsourced network and desktop management services. These services include enterprise network integration and operations, network management, client/server technologies, local area network and wide area network communications, document management services and IT outsourcing.

       The Pro Forma Combined Condensed Balance Sheet has been prepared based on the Company's audited and I-NET's unaudited consolidated balance sheets. The Company has a fiscal year-end of June 30, while I-NET has a fiscal year-end of December 31. Therefore, the Pro Forma Combined Condensed Statement of Operations for the year ended June 30, 1996 includes the Company's historical results for the period and the I-NET results for the fiscal year ended December 31, 1995 less the results for the six months ended June 30, 1995 plus the results for the six months ended
       June 30, 1996.

(2) To adjust the historical balance sheet of I-NET to equal the assets acquired and the liabilities assumed. The following purchase price and purchase accounting adjustments were made to the historical balance sheet:

         - Pro forma consideration of $100.2 million cash, $59.7 million of discounted notes, and existing I-NET debt of $47.1 million assumed and paid.
         - Transaction costs of $6.6 million, of which $2.7 million was paid and $3.9 million was accrued.
         - Newly issued employee stock options of $2.7 million and payment for vested stock options of $1.2 million.
         - Adjustments to record costs for exiting certain I-NET businesses, including reductions of $2.9 million and $0.5 million to accounts receivable and depreciable assets, respectively, and the recording of an accrual of $6.8 million for contract losses related to firm contract commitments.
         - Reduction to accounts receivable of $3.0 million to the amount expected to be received.
         - Borrowings of $63.7 million under the Company's credit facility used for payment of a portion of the pro forma consideration.

Notes to Pro Forma Combined Condensed Financial Statements (Unaudited) -
Continued


         - Elimination of unearned compensation of $0.8 million related to a liability not assumed by the Company.
         - A charge to operations of $29.1 million in the quarter ended September 30, 1996 (the quarter in which the acquisition was consummated), of which $12.3 million reflects the costs associated with combining the operations of the Company and I-NET. In addition, a pro forma purchase accounting adjustment accrual for I-NET integration costs of $5.7 million has been recorded. The total I-NET integration costs of $18.0 million consist primarily of workforce-related charges of $13 million, $4 million for the elimination of redundant facilities and other charges, and $1 million for the writedown of certain assets. Due to the non-recurring nature of these expenses, these charges are not included in the Pro Forma Combined Condensed Statement of Operations, but rather are only considered in the Pro Forma Combined Condensed Balance Sheet as a charge to stockholders' equity. The $5.7 million purchase accounting adjustment is recorded as a component of goodwill, a reduction of depreciable assets and an increase in liabilities. The Company believes that the actions related to these initiatives will result in cost savings; however, no anticipated cost savings have been reflected in the accompanying Pro Forma Combined Condensed Statement of Operations. Cash requirements for the integration and consolidation actions will total approximately $17 million. Approximately $15 million will be expended during the current fiscal year ending June 30, 1997; the remainder will be expended during the next fiscal year ending June 30, 1998.
         - Preliminary allocation of the purchase price and the elimination of $33.1 million representing the historical stockholders' deficit of I-NET. Finalization of the allocation of the purchase price, including the Company's previously recorded $12.4 million investment in I-NET, to assets acquired and liabilities assumed is subject to appraisals, evaluations and other studies of the fair value of I-NET's assets and liabilities.

(3) On May 3, 1996, the Company completed the acquisition pursuant to the Stock Purchase Agreement among the Company, Dataserv, Inc. and Dataserv Computer Maintenance, Inc. dated as of April 9, 1996 of all the outstanding shares of Dataserv. In consideration for the shares of Dataserv the Company paid $28.5 million in cash, subject to completion of an audit of the closing balance sheet. Dataserv provides customers with computer maintenance and support services for industry-standard servers, desktop products, point-of-sale retail scanners and registers, as well as application helpdesk and network integration services. The Adjusted Historical Wang results of operations represent the Company's results of operations for the year ended June 30, 1996 and Dataserv's results of operations for the same period. The Dataserv pro forma financial information has been aggregated with the Company's historical results because the Company believes the pro forma combined results are more representative of the Company's ongoing operations before pro forma adjustments to reflect the acquisition of I-NET.

(4) To eliminate the revenues and direct costs related to certain I-NET businesses, which the Company has decided not to continue.

(5) To eliminate compensation expense for a liability that was not assumed by the Company.

(6) To record amortization expense for the intangible asset which represents the excess of purchase price over net tangible assets acquired established as part of the Company's purchase accounting related to the acquisition of I-NET.

Notes to Pro Forma Combined Condensed Financial Statements (Unaudited) -
Continued


(7) To record interest expense of $4.8 million on the note payable to the selling stockholders. The Company issued a $64.5 million one-year, interest-free note, which was discounted at 8.0% to $59.7 million for accounting purposes. This adjustment reflects the increase to the principal balance through charges to interest expense to the note's maturity date.

(8) To reverse interest expense of $5.9 million on $47.1 million of I-NET debt assumed and paid by the Company on the date of acquisition.

(9) To record interest expense of $5.9 million on the Company's credit facility, assuming an average daily outstanding balance of $70.0 million at a weighted average interest rate of 8.4%.

(10) To record the reduction of interest income of $4.7 million on $87.5 million of cash used for the pro forma consideration at an assumed rate of 5.4% for the year ended June 30, 1996.

(11) The pro forma adjustments have not been tax affected because future deductible amounts are not considered realizable at June 30, 1996 and future taxable amounts will be offset against existing net operating loss carryforwards.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    WANG LABORATORIES, INC.

Dated:  November 12, 1996                     By: /s/ Franklyn A. Caine
                                                  ------------------------------
                                                  Franklyn A. Caine
                                                  Executive Vice President and
                                                   Chief Financial Officer